Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-280149 and No. 333-212802) of H&E Equipment Services, Inc. (the Company) of our reports dated February 21, 2025, relating to the consolidated financial statements and schedule, and the effectiveness of the Company’s internal control over financial reporting, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

Dallas, Texas

February 21, 2025